CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 43 and Amendment No. 45 to the Registration Statement on Form N-1A of Exchange Place Advisors Trust and to the use of our report dated December 29, 2023 on the financial statements and financial highlights of the Fort Pitt Capital Total Return Fund, a series of Exchange Place Advisors Trust (formerly a series of Advisors Series Trust), appearing in Form N-CSR for the year ended October 31, 2023 which are also incorporated by reference into the Registration Statement.

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/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 27, 2025